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                                                                     Exhibit 3.1

                               LAW CONCERNING THE
                         KREDITANSTALT FUR WIEDERAUFBAU




     dated 5 November 1948 (WiGBl., p.123) in the version of 23 June 1969 (BCBl. I p. 573) as last amended by the Gesetz zur weiteren Fortentwicklung des Finanzplatzes Deutschland (Drittes Finanzmarktforderungsgesetz) (Law on the Further Development of Germany as a Financial Location - Third Financial Market Promotion Law) dated March 24, 1998 (BGBI. 1 p. 529).

     The following version of the Gesetz uber die Kreditanstalt fur Wiederaufbau (Law Concerning the Kreditanstalt fur Wiederaufbau) dated 5 November 1948 (WiGBl., p. 123) considers


o the Gesetz zur Anderung und Erganzung des Gesetzes uber die Kreditanstalt fur Wiederaufbau (Law to Amend and Supplement the Law Concerning the Kreditanstalt fur Wiederaufbau) dated 18 August 1949 (WiGBI., p. 290),

o the Zweites Gesetz zur Anderung des Gesetzes uber die Kreditanstalt fur Wiederaufbau (Second Law for the Amendment of the Law Concerning the Kreditanstalt fur Wiederaufbau) dated 4 December 1951 (Bundesgesetzbl. I p.
     931),

o Article 43, para. 2 No. 4 of the Gesetz uber die Deutsche Bundesbank (Law Concerning the Deutsche Bundesbank) dated 26 July 1957 (Bundesgesetzbl. I
     p. 745),

o the Gesetz zur Anderung des Gesetzes uber die Kreditanstalt fur Wiederaufbau (Law for the Amendment of the Law Concerning the Kreditanstalt fur Wiederaufbau) dated 16 August 1961 (Bundesgesetzbl. I p. 1339),

o the Gesetz zur Anderung des Gesetzes uber die Kreditanstalt fur Wiederaufbau (Law for the Amendment of the Law Concerning the Kreditanstalt fur Wiederaufbau) dated 20 May 1969 (Bundesgesetzbl. I p. 433),


o Article 17 of the Zustandigkeitsanpassungs-Gesetz (Law on the Adaptation of Responsibilities) dated 18 March 1975 (Bundesgesetzbl. I p. 705),

o Article 10, para. 18 of the Bilanzrichtlinien-Gesetz (Law on the Principles of Accounting) dated 19 December 1985 (Bundesgesetzbl. I p. 2355),

o    Article 2, para. 1 of the Borsenzulassungs-Gesetz (Law Governing
     Admission to the Stock Exchange) dated 16 December 1986 (Bundesgesetzbl. I
     p. 2478,

o Article 7 of the Bankbilanzrichtlinie-Gesetz (Law on the Principles of Accounting of Banks dated 30 November 1990 (Bundesgesetzbl. I p. 2570),

o Article 2 of the Gesetz zur Anderung von Vorschriften uber die Deutsche Bundesbank (Law on the Amendment of Provisions Concerning the Deutsche Bundesbank) dated July 8, 1994 (Bundesgesetzbl. I p.1465) and

o Article 23 of the Gesetz zur weiteren Fortentwicklung des Finanzplatzes Deutschland (Drittes Finanzmarktforderungsge-setz)(Law on the Further Development of Germany as a Financial Location - Third Financial Market Promotion Law) dated March 24, 1998 (Bundesgesetzbl. 1 p. 529).


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                                   Section 1
                         LEGAL STATUS, SEAT AND CAPITAL

     (1) The Kreditanstalt fur Wiederaufbau is a corporation under public law. It has its seat at Frankfurt (Main) and may establish a branch office in Berlin.

     (2) The capital of the Corporation amounts to one billion Deutsche Mark. In it the Federal Republic participates to the extent of eight hundred million Deutsche Mark, and the Lander to that of two hundred million Deutsche Mark.

     (3) The shares shall be paid up to the extent of fifteen per cent. For this purpose there shall be converted into capital in favour of the Federal Republic and the Lander out of the legal reserve twenty-nine million five hundred thousand Deutsche Mark each, and loan claims in the amount of ninety million Deutsche Mark by the Federal Republic (ERP Special Fund) against the Corporation so that the five hundred thousand Deutsche Mark of capital already paid up by the Federal Republic shall be increased by one hundred and nineteen million five hundred thousand Deutsche Mark to a total of one hundred and twenty million Deutsche Mark, and the five hundred thousand Deutsche Mark of capital already paid up by the Lander shall be increased by twenty-nine million five hundred thousand Deutsche Mark to a total of thirty million Deutsche Mark. The paying up of the remaining eighty-five per cent of the capital may be ordered by the Board of Directors of the Corporation in so far as it is necessary in order to meet the Corporation's liabilities.

     (4) The amount of one hundred and twenty million Deutsche Mark paid up on the Federal Republic's share in accordance with paragraph 3 shall to the extent of ninety million Deutsche Mark belong to the ERP Special Fund.

     (5) Shares in the capital cannot be pledged, and can be assigned only as between the participants.

                                   Section 1A
                        GUARANTEE OF THE FEDERAL REPUBLIC

     The Federal Republic guarantees all obligations of the Corporation in respect of loans extended to and debt securities issued by the Corporation, fixed forward transactions or options entered into by the Corporation and other credits extended to the Corporation as well as credits extended to third parties inasmuch as they are expressly guaranteed by the Corporation.

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                                   Section 2
                             FUNCTIONS AND BUSINESS

     (1) The Corporation has the function

     1. of granting loans, in so far as other credit institutions are unable to raise the necessary funds, for projects serving the reconstruction or the promotion of the German economy;

     2. of granting loans in connection with export transactions of domestic enterprises;

     3. of issuing guarantees within the framework of numbers 1 and 2.

     (2) The Corporation further has the function of granting loans which serve to finance projects deserving of assistance in foreign countries, especially in connection with development aid, or which are necessary for funding foreign debtors' liabilities to creditors in the Federal Republic, or are of special governmental or economic interest to the Federal Republic of Germany.

     (3) The Corporation may conduct other business only in so far as such business is connected with the performance of its functions described in paragraphs 1 and 2. In this connection it may in particular purchase and sell claims and securities, and may obligate itself by bills of exchange and promissory notes. It shall not be permitted to take deposits, to conduct current account business or to deal in securities for account of others.

     (4) The limitations of paragraph 3 shall not apply in so far as a transaction is involved which is of governmental interest to the Federal Republic of Germany, and which is in the individual case assigned to the Corporation by the Federal Government.

                                   Section 3
                               CONDUCT OF BUSINESS

     (1) In connection with the granting of loans under Article 2, paragraph 1, Nos. 1 and 2, credit institutions shall be employed; only in exceptional cases, and only with the assent of the Board of Directors, may loans be granted directly. The loans under Article 2, paragraph 1, No. 1, shall as a rule be granted for medium and long terms; in exceptional cases they may with the assent of the Board of Directors be granted for a short term.

     (2) The loans under Article 2, paragraphs 1 and 2, must be directly or indirectly secured by in rem securities, by a guarantee of the Federal Republic or of a Land, or by credit institutions' bonds which are covered in accordance with the provisions of the Hypothekenbankgesetz (Private Mortgage Banks Law), the Gesetz

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uber die Pfandbriefe und verwandten Schuldverschreibungen offentlich-rechtlicher
Kreditanstalten (Law concerning Mortgage Bonds and Cognate Bonds of Public
Credit Institutions) or the Schiffs-bankgesetz (Law concerning Ship Mortgage Banks). Other securities may be used only with the assent of the Board of Directors. For the repayment of loans under Article 2, paragraph 1, No. 1, a definite repayment schedule has to be agreed on.

     (3) The provisions of paragraph 2, sentences 1 and 2 shall apply mutatis mutandis to guarantees under Article 2, paragraph 1, No. 3, and the provisions of paragraph 1, sentence 2 shall also apply mutatis mutandis to guarantees under
Article 2, paragraph 1, No. 3 in conjunction with No. 1.

     (4) Credits granted for account of others do not require the assent of the Board of Directors in accordance with paragraph 1 or with paragraph 2, sentences 1 and 2.

                                   Section 4
                              PROCUREMENT OF FUNDS

     (1) For the purpose of procuring the necessary funds the Corporation may issue bonds and raise loans.

     (2) The short-term liabilities of the Corporation must not exceed ten per cent of the medium and long-term liabilities.

     (3) The bonds issued by the Corporation in domestic currency are suitable for the investment of money held in trust for a ward.

                                   Section 5
                                     ORGANS

     (1) The organs of the Corporation are the Board of Management and the Board of Directors.

     (2) So far as the Law does not provide otherwise, the functions and powers of the organs shall be regulated by the By-Laws.

                                   Section 6
                               BOARD OF MANAGEMENT

     (1) The Board of Management consists of at least two members. The members of the Board of Management are appointed and dismissed by the Board of Directors.

     (2) The Board of Management has to conduct the business and to administer the assets of the Corporation, so far as the Law or By-Laws do not provide otherwise. The Board of Directors may delegate


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one of its members to the Board of Management. In that case his or her rights as a member of the Board of Directors are suspended.

     (3) The Board of Management represents the Corporation in judicial proceedings and otherwise. Declarations shall be binding on the Corporation when they are made either by two members of the Board of Management or by a member of the Board of Management jointly with an authorised representative. It may be provided in the By-Laws that declarations on behalf of the Corporation may also be made by two authorised representatives.

     (4) Where a declaration has to be made vis-a-vis the Corporation it is sufficient that it is being made vis-a-vis one member of the Board of Management.

     (5) The compensation of the members of the Board of Management shall be regulated by contract between them and the Corporation, represented by the Board of Directors.

                                   Section 7
                               BOARD OF DIRECTORS

     (1) The Board of Directors of the Corporation consists of:

     1. the Chairman and his Deputy; they shall be appointed by the Federal Government; they must be personalities with special experience in financial affairs;

     2. the Federal Minister of Finance, the Federal Minister for Foreign Affairs, the Federal Minister for Economic Affairs, the Federal Minister of Food, Agriculture and Forests, the Federal Minister of Transport, the Federal Minister for Economic Cooperation and Development and the Federal Minister for the Environment, Nature Conservation and Nuclear Safety; they may cause themselves to be represented at meetings of the Board of Directors and its committees by their permanent deputies or by department heads;

     3. five members who shall be appointed by the Bundesrat;

     4. (deleted);

     5. one representative each of the mortgage banks, of the savings banks, of the cooperative banks, of the commercial banks and of a credit institution prominent in the field of industrial credit, the said representatives to be appointed by the Federal Government after consultation of the groups concerned;

     6. two representatives of industry and one representative each of the municipalities (associations of municipalities), of agriculture,


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of the crafts, of trade and of the housing industry, the said representatives to be appointed by the Federal Government after consultation of the groups concerned;

     7. four representatives of the trade unions, who shall be appointed by the Federal Government after consultation of the groups concerned.

     (2) The Chairman of the Board of Directors and his Deputy shall be appointed for a term of five years; their reappointment is possible.

     (3) The term of office of the other members of the Board of Directors, with the exception of the members mentioned in paragraph 1, No. 2, shall be three years. Each year one-third of the members shall retire; their reappointment is possible. Further details are regulated in the By-Laws.

     (4) Unless otherwise provided, the Board of Directors takes its decisions by a simple majority of the votes cast, each member having one vote. In case of a tie in votes the vote of the Chairman shall be decisive. The presence of at least one-half of the members is required for a quorum. The By-Laws may permit the taking of a decision by means of written voting.

     (5) The Board of Directors has the duty of currently supervising the conduct of the Corporation's business and the administration of its assets. It may give the Board of Management general or special directions. In particular, it may reserve to itself approval of the conclusion of particular transactions or types of transactions.

     (6) Except in the cases mentioned in paragraph 5, sentences 1 and 2, and in Articles 8, 9 and 10, the Board of Directors may revocably delegate its powers to committees. Further details are laid down in the By-Laws.

                                   Section 8
                                    BY-LAWS

     (1) The By-Laws of the Corporation are drawn up by the Board of Management and resolved by the Board of Directors. They must be approved by the Supervisory Authority (Article 12, para. 1, sentence 1).

     (2) The Board of Directors may vote amendments of the By-Laws by a majority comprising two-thirds of the votes cast, but not less than half of all the members. Such amendments must be approved by the Supervisory Authority.


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                                   Section 9
                                 ANNUAL REPORT

     (1) The annual report and the consolidated financial statements shall be drawn up, audited and published in conformity with Articles 340a to 340o of the Handelsgesetzbuch (Commercial Code). The auditors are to be suggested by the Board of Supervisory Directors and appointed by the Supervisory Authority in agreement with the Bun-desrechnungshof (Federal Audit Office).

     (2) The Board of Directors decides as to approval of the annual statement of accounts within the first six months after the end of each business year; it has to adopt the necessary measures if it does not grant such approval.

     (3) The business year is the calendar year.

     (4) The competent authorities of the Federal Republic of Germany have the rights stated in Article 55, para. 2 of the Haushalts-grundsatzegesetz (Budget
Law) and in Article 112, para. 2 of the Bundeshaushaltsordnung (Federal Budget Regulations).

                                   Section 10
                                   NET PROFIT

     (1) There shall be no distribution of profits.

     (2) The annual net profit after depreciation allowances and allocations to reserves for special purposes is to be allocated to a legal reserve, the amount of which shall be limited to one hundred and twenty-five million Deutsche Mark.

     (3) The exceeding net profit shall be allocated to a special reserve.

                                   Section 11
                                  LEGAL STATUS

     (1) With respect to taxation, erection of buildings, accommodation and rent of buildings, the Corporation shall have the same rights as the Deutsche Bundesbank.

     (2) The provisions of the Handelsgesetzbuch (Commercial Code) regarding entry in the Handelsregister (Commercial Register) are not applicable to the Corporation.


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                                   Section 12
                                   SUPERVISION

     (1) The Corporation is subject to the supervision of the Federal Government; the exercising of the said supervision may be delegated to a Federal Minister. The Supervisory Authority is empowered to adopt all measures for the purpose of keeping the conduct of the Corporation's business in conformity with the laws, the By-Laws and the regulations.

     (2) Evidence of authority to represent the Corporation shall be provided through a confirmation by the Supervisory Authority carrying an official seal.

                                   Section 13
                                   DISSOLUTION

     (1) The Corporation can be dissolved only by a law.

     (2) If in the event of dissolution the assets remaining after adjustment of all liabilities exceed the amount of the paid up capital, the surplus up to the amount of the special reserve shown on dissolution of the Corporation shall first be used to meet the losses and the expenditure which have arisen for the Federal Republic or the ERP Special Fund in connection with the Corporation's development loans, or through use of guarantees given in respect of such loans. Out of the residue then remaining an amount up to the level of the legal reserve shown on dissolution of the Corporation shall be distributed half each to the Federal Republic and the Lander. For the rest the assets shall be distributed in proportion to the shares in the capital.

                                   Section 14
                            DATE OF COMING INTO FORCE

     This Law shall come into force on its promulgation. *

     * This provision relates to the coming into force of the Law in the original version of 5 November, 1948 (WiGBl., p. 123). The date of coming into force of the later amendments ensues from the Laws specified on pp. 4-5.

     The text of this law is also available in German, French and Spanish. Only the German original is legally binding.


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